Exhibit 10.8

COLLECTIVE LABOR AGREEMENT

between

TRANSFORMATEURS PIONEER LTÉE
612, rue Bernard
Granby (Québec)
J2J 0H6

and

UNITED STEELWORKERS, LOCAL SECTION 9414
4805, Buolevard Lapinière, office 6500
Brossard (Québec)
J4Z 0G2

November 26, 2010 to May 31, 2015

ARTICLE 1 - PURPOSE OF AGREEMENT

1.01
The parties agree that it is mutually advantageous and desirable to establish and maintain fair and equitable salaries, salary rates and work conditions to obtain efficient and economical operations, to protect the safety and hygiene of the employees and to provide a mechanism for the settlement of the grievances that may arise between the parties to this agreement.

ARTICLE 2 - UNION RECOGNITION

2.01
The Company recognizes the Union as the sole and exclusive negotiating agent for all its employees in accordance with the certificate of union recognition issued by the Labor Relations Commission on January 11, 1967 covering all the employees (paid per hour) working at the factory in Granby, employees pursuant to the Labor Code except for office employees and assistant foremen.

2.02	The clauses and conditions set forth in this agreement are in force and shall apply fully to all the employees of the negotiation unit as described in the preceding paragraph.

2.03
Persons whose regular job is not part of the negotiation unit must not work at any job included in the negotiation unit, except: for purposes of instruction, experimentation, in cases of emergency or when regular employees are not available.

ARTICLE 3 - DISCRIMINATION

3.01
The Company and the Union agree that no employee shall undergo discrimination or intimidation because of his membership or non-membership in the Union, because of his color, sex, religion or affiliation with a legal political party or for any other reason.

3.02
Moreover, the Union agrees that neither its officers nor its members shall solicit memberships in the Union, nor shall they participate in any other union activity, except those provided for in this agreement, on the property of the Company or during work hours, unless permission is granted by the management to participate in such activities.

3.03	The Company must not use its labor management rights in a discriminatory fashion.

3.04
All employees are entitled to a work environment free from harassment. The employer shall take the means necessary to prevent harassment and, when such conduct is brought to its attention, shall make it cease. The union shall collaborate with the employer in the prevention of harassment in work.

ARTICLE 4 - MANAGEMENT

4.01	The Union agrees that the Company has the right to manage the business of the company and to manage its labor subject to the provisions of this agreement.

To specify further but without limiting the general nature of the foregoing, such rights shall include:

a)	to maintain order, discipline and efficiency;

b)	to hire, classify, promote, downgrade, exchange, furlough, recall, transfer the employees and, for just and sufficient cause, suspend, terminate and discipline them;

c)	to determine the products to be manufactured;

d)
to decide methods and calendars of production, the kind and site of the equipment, machines and tools to be used and, from time to time, the number of employees required by the Company for any operation;

e)
to determine whether an individual possesses the necessary skill and meets the requirements of a specific job, subject to the provisions of this agreement and the seniority clause.  The Company's determination of the aptitudes and competencies of an employee to meet the requirements of a task shall be done with objectivity;

f)
to hire qualified employees when necessary to increase the extent of its products and the number of its labor force, either because of new jobs created, or because of the new classification of work or because there is no employee qualified for the work available.

ARTICLE 5 - UNION SAFETY

5.01	a)
It is established that, as a condition of employment, all the employees must become and remain members in good standing of the union.  New employees, re-hired or recalled employees must become members of the union within ninety (90) business days within a six (6) month period after their hiring.

b)
The employer agrees to withhold weekly, from the salary of each employee, the union dues, the membership fees and the special contributions currently in force pursuant to the constitution of the union and the amount specified by the union.

c)	the employer shall send to the union the dues check made out to the name of the International Secretary Treasurer and accompanied by the submission form provided by the union (form R-115).

5.02
It is understood and agreed that the Union shall compensate the Company and shall hold it harmless from any complaint that may be made by one or more employees for the amounts withheld under the terms of this article.

5.03	The form T4 and Statement 1 shall note the total of union dues paid by the employee during the year.

ARTICLE 6 - PROCEDURE FOR SETTLEMENT OF GRIEVANCES

6.01
An employee and its delegate may discuss any grievance with their supervisor. In the absence of the employee, the delegate may discuss the grievance or, in the absence of the delegate, the employee may be accompanied by another employee, if it is an emergency. The supervisor must make his decision known to the delegate or the employee within one (1) business day or within a mutually agreed time.

6.02	First phase

If a settlement is not reached pursuant to 6.01, the employee concerned must then submit his written grievance to the employer within ten (10) business days following the event that gave rise to it.

The employer shall have ten (10) business days following the receipt of the grievance in which to hold, if necessary, a meeting with the grievance committee to try to reach a settlement. The committee may be accompanied by an external representative of the Steelworkers.

Within ten (10) business days following the meeting with the union delegate or within ten (10) business days after receiving the grievance if no meeting has been held, the employer shall communicate its written answer to the union.

6.03	Second phase

If there is no written agreement or if no decision is returned in the first phase, the union may refer the grievance to arbitration and so notify the employer in writing within thirty (30) days after the reception of the response from the employer or at the expiration of its time limit for answering.

If such notice is not given by the union within those thirty (30) days, the grievance shall then be regarded as having been abandoned.

6.04	Arbitration

Within twenty (20) business days following the reception of the arbitration notice stipulated in article 6.03, the employer and the union shall try to agree on the choice of a single arbitrator.

If no agreement is reached within those twenty (20) business days, one or the other of the parties may, within a time period not exceeding twenty (20) business days, ask the Minister of Labor to appoint a single arbitrator.

6.05	Powers of arbitrator

a)
The arbitrator shall hear and resolve the grievance and shall return a decision, which shall not be open to appeal and shall be binding on the parties in question and any employee concerned, but in no case shall the arbitrator be authorized to change, modify or amend any part of this agreement.

b)
In disciplinary matters, to confirm, modify or cancel the decision of the employer and, if applicable, to replace it with the decision that appears fair and reasonable to him, taking into account all the circumstances of the case.

6.06	Sharing of arbitration costs

The fees and the expenses of the arbitrator shall be paid equally by the employer and the union.

However each party shall pay the costs and expenses of its representatives and witnesses.

No arbitration costs are to be awarded to one of the parties.

The arbitrator shall be asked to return his decision within sixty (60) business days after the end of the hearing.

6.07
The Union shall have the right to bring group grievances or grievances of a general nature pursuant to 6.02 above.  In the same way, the Employer may formulate a grievance by addressing itself directly to the office of the Union.

The provisions of article 6 shall then be read and interpreted, making the necessary changes.

6.08	Agreement between the parties

At any phase of the grievance proceeding, including arbitration, the parties involved may enlist the aid of the employee or the employees concerned and any witness necessary, and all reasonable arrangements shall be made to allow the parties involved to have access to the establishment, to take cognizance of the disputed operations and to consult the necessary witnesses.

At any phase of the grievance or arbitration procedure, an agreement may be reached, in writing, between the employer and the union, and such agreement shall be binding on all the parties in question.

6.09
The proceeding and the time frames stated in the provisions of article 6 of this agreement shall be mandatory and may be modified only by a written agreement of the authorized representatives of the parties in question.

Except in cases of grievances of a continuous nature, the parties shall not be required to consider a grievance unless it is presented within ten (10) business days after the date on which the cause of the action occurred and in accordance with the procedure established in the preceding paragraphs.

No grievance may be submitted concerning the termination, suspension, furlough or transfer of an employee who has not acquired his right of seniority.

ARTICLE 7 - TERMINATION AND PENALTY PROCEDURE

7.01	a)
Any disciplinary measure shall be communicated to the employee in writing within ten (10) business day after cognizance of the events that gave rise to that disciplinary measure. No disciplinary measure may be taken against an employee after that time period. The written notice shall mention the reason for which the disciplinary measure is being imposed. In the case of a claim alleging that an employee was terminated or was subjected to an unjust penalty, the grievance shall be bought directly in the first phase of the grievance procedure within ten (10) business days after the date on which the cause of the action occurred.

b)	In the event of suspension or termination, the employee may see the president of the local union or the delegate before leaving the factory.

7.02	A copy of a written notice given to an employee shall be sent to the Union delegate. The Company and the Union agree that disciplinary actions must not be imposed unfairly.

7.03	The employee who filed a grievance following the imposition of a suspension or a termination may, if he so requests, consult his disciplinary file.

7.04	A written warning or a disciplinary measure shall not be valid against an employee for a period of more than:

• 6 months for a written warning

• 12 months for a disciplinary measure

as of the date of the written warning or disciplinary measure.

However, if other offenses, within the aforementioned period of time, justify a written warning or a disciplinary measure of a comparable nature, all the warnings or disciplinary measures of comparable nature shall remain in effect until the last one has completed the time limit period.

7.05	Disciplinary measures and written warnings may not be given more than ten (10) business days after the employer takes cognizance of the event and the employee must assume the burden of proving it.

ARTICLE 8 - SENIORITY

8.01
The parties recognize that the job opportunities and security must increase in proportion to the length of service.  It is therefore agreed that, in all cases of vacation, promotions, transfers, furloughs, cessations of employment and recalls after a furlough or a cessation of employment, the employees with more seniority shall be entitled to preference.

8.02
In recognition, however, of management's responsibility for the efficiency of the operations of the establishment, it is understood and agreed that, in all these cases, management shall have the right to pass over any employee if it establishes that he has neither the skill nor the capabilities nor the physical aptitudes to perform the work, after a reasonable trial period of five (5) days.

8.03
An employee shall obtain his seniority status when he has actually worked ninety (90) days in service to the Company within a period of six (6) months. If the employee remains in the employment of the Company after those ninety (90) workdays, his seniority shall begin at the hiring date.

An employee who has not completed his probation period and who has not yet obtained his seniority status may not apply for any job.

Seniority shall be maintained and shall accumulate during absences caused by:

a)	a furlough

b)	an excused absence

c)	an occupational illness or a work accident

d)	an illness or an accident not related to work.

8.04	An employee shall lose his seniority and his name shall be deleted from all seniority lists for one or another of the following reasons:

a)	if the employee voluntarily quits his job;

b)	if the employee is terminated for just cause;

c)
if the employee has been furloughed and does not return to work within five (5) days after having been advised to do so by registered letter sent to his last address known by the company, unless there is a serious and acceptable reason.  A copy of such notice shall be sent to the Union.

d)	if the employee has been furloughed due to lack of work for a period of more than:

• six (6) months if he had less than one (1) year of seniority at the date of the furlough.

• twenty-four (24) months if he had more one (1) year of seniority at the date of the furlough.

• thirty (30) months if he had more than five (5) years of seniority at the date of the furlough.

e)
if the employee is absent due to illness or accident not related to work and covered by a doctor's certificate, he shall continue to accumulate his seniority for the duration of his illness or accident, but not beyond:

• six (6) consecutive months with less than one (1) year of seniority.

• twenty-four (24) consecutive months with more than one (1) year of seniority

• thirty (30) consecutive months with more than five (5) years of seniority.

f)	If the employee is absent due to occupational illness or work accident, he shall continue to accumulate his seniority for the duration of his occupational injury, but not beyond:

• Six (6) months when his seniority is less than one (1) year;

• Twenty-four (24) months when his seniority is at least one (1) year but less than five (5) years;

• Thirty (30) months when his seniority is five (5) years or more.

8.05	a)
a job shall become vacant following the death, retirement, abandonment, termination, promotion or permanent transfer of the employee holding that job, and following the creation of a new job or a new position.

b)
When the Company decides to fill a job that has become vacant or newly created in the factory within the negotiation unit, the details of such job shall be posted for a period of three (3) business days on the bulletin board of the factory.

Copy of such notice shall be sent, by registered letter, with the employees absent from the factory due to illness, accident or vacation to their last known address appearing on the books of the Company. The employees who want the job must make a written application during that period of three (3) business days on forms provided for that purpose.

The notice of posting must indicate:

1. The start date and end date of posting
2. The title of the job
3. The description of the job
4. The shift of work
5. The classification.

Within three (3) business days after the end of posting, the employer shall give the union a copy of the posting indicating the name of the employees who wish to get the job and the name of the employee who has the most seniority, to whom the job shall be given in accordance with the provisions of article 8.

It is understood however that, if the employee to be chosen pursuant to the provisions of this article is absent from the factory due to illness, accident, absence authorized pursuant to this agreement or vacation, he must be available to assume these new responsibilities at the latest within fifteen (15) days after the notice from the Company to start to work, absent which his candidacy shall be set aside.

If the Company must fill the job in the meantime, it may transfer someone to fill it temporarily, taking into account the requirements of this agreement.

The employee who gets a job for which he applied during a posting may not apply for any other job with a classification equal to or lower than the job obtained for a period of six (6) months.

However, this provision shall not apply to an employee of the evening shift who applies for a job on the day shift. It is also agreed that an employee who has been promoted to a job and who remains in that job may always apply for a job with a higher classification.

c) The employer shall grant to the selected employee a probation period of five (5) business days to allow him to adapt. After those five (5) days, the employer shall inform the employee who does not have the aptitudes to continue in the position and that employee shall return to his old classification.

However, for the posts of tester, electrical engineers and other positions of trades or engineering recognized by the Minister of Education, the management shall not be required to accept the application from an employee or to submit him to a trial period if the employer is able to establish that the candidate does not have the aptitudes necessary for the job.

The qualified employees who occupy the post of tester on June 1, 1997 and who subsequently occupy another job may transfer to the position of tester in accordance with the posting procedure.

8.05	d) Temporary job posting

If the Company wishes to fill a vacant position temporarily, the following procedure shall apply:

A position temporarily vacant may be filled temporarily by transfer when it will be for less than thirty (30) days in cases of illness, accident, occupational illness, work accident, long-term leave for family obligations and parental leave pursuant to the procedure stipulated in article 8.01 of this agreement.

However, when it can be foreseen that the absence will be for more than thirty (30) days or that it exceeds thirty (30) days, the employer must post the vacant post in accordance with article 8.01 of this agreement.

Within three (3) business days after the end of posting, the employer shall give the union a copy of the posting indicating the name of the employees who wish to get the job and the name of the employee who has the most seniority, to whom the job shall be given in accordance with the provisions of article 8.

The selected candidate must be able to immediately perform the job without training and for the foreseeable duration of the employee's absence; he shall then be transferred directly and temporarily to that job for the shift specified in the posting.

1. If there is no qualified candidate, the employer may then recall to work the qualified employee who has the most seniority.

2. The employer must then call back to work the employee on furlough who has the most seniority to take over for the qualified employee within two (2) months after the start of the assignment of the qualified employee to the temporary job. The employee thus temporarily recalled must be able to meet the normal requirements of the job, in accordance with articles 8.02 and 8.05 c). He shall then be trained to perform the required work.

3. The qualified employee shall resume his place on the recall list when the employee with the most seniority is able to perform the work satisfactorily.

4. If there is no qualified employee on furlough, the employer shall recall the employee who has the most seniority, in accordance with Articles 8.02 and 8.05 c).

If there is no employee who is on furlough or who is fit, pursuant to article 8.01, the company may hire temporarily from the outside but those employees shall be covered by the provisions of the collective agreement.

Moreover, if an employee has obtained a job that became vacant temporarily as a result of an illness, accident, occupational illness or work accident, long-term leave for family obligations and parental leave and a furlough is planned and the employee who obtained the job temporarily is affected by the furlough, he shall return to his regular job and he shall invoke his seniority right. Similarly, when the job obtained temporarily is again filled by the return of the holder of the job, he shall return to his regular job.

However, the period stipulated in article 8.05 B, 6th paragraph, shall not apply to a temporary posting.

8.06	Seniority list

The Company must maintain a seniority list in the factory. Once a month, he must post a new seniority list, if there was a change in the list of the previous month, so the employees can check it. It must also provide a copy of it to the Union. That copy shall indicate the classification and the salary rate of each employee. The Union shall be informed of the number and the date of the newly hired employees and those who have been recalled to work.

8.07	Notice of furlough

a)
In the case of a furlough due to a lack of work, the employees concerned must receive five (5) business days of notice, in advance, unless that furlough occurs for a reason over which the Company has no control. The employer shall notify the union of the furloughs before announcing them to the employees.

b)
An employee whose job is abolished or closed, or an employee who is forced to change shifts for an indefinite period, shall notify his foreman indicating which employee—who has less seniority than he does—he wishes to displace and a copy shall be given to the union and to the employee concerned the same day.

c)
the employee thus displaced may in turn displace another employee who has less seniority than he does, and so on pursuant to the established methods, until a displaced employee is unable to displace another.  He shall then be furloughed after a notice of five (5) business days.  That notice shall be null and void if the employer does not carry out the furlough.

d)
The employee assigned to a new job shall have a maximum period of five (5) days of probation and/or training to show that he is able to do the job satisfactorily (probation period is understood to mean a person who has already done the job, and training period is understood to mean a person who has never done the job). If an employee is unable to so prove, the Company shall assign him to another job that he is able to perform if such job is available.

e)	Procedure of supplantation at the time of a furlough involving the closing of the evening shift:

1.
In the event of the complete closing of the evening shift accompanied by the opening of one or more jobs on the day shift, the following procedure of supplantation shall apply instead of the normal posting procedure:

2.	The employee whose job is thus closed shall notify his supervisor, indicating who has less seniority than he does that he wishes to displace or which vacant position he wishes to fill.

3.	If the employee displaces another employee, he must meet the conditions stipulated in the event of notice of furlough, i.e. Article 8.07d.

4.	If the employee is unable to displace another employee, he shall make use of his seniority to choose a position left vacant on the day shift, insofar as he is qualified for that job.

5.	If there is no job available for which he is qualified, he shall then choose another job which it has not been possible to fill with a qualified employee and he shall be trained for that job.

6.
If there is no job available pursuant to the procedure stipulated in paragraph 5, the employee who has more seniority shall have priority over an employee who has less seniority. The employee who has more seniority and who meets the normal requirements of the job, in accordance with articles 8.02 and 8.05 c), shall be trained for the job thus obtained.

8.08	Recall following a furlough

1.
The recall to work shall be done in the inverse order of the furlough, i.e. the last employee furloughed shall be the first to be recalled to work on the condition that he has the necessary qualifications to immediately perform the job available.

2.	If the last employee furloughed is not qualified, the employer may then recall to work the qualified employee who has the most seniority.

3.
The employer must then recall to work the employee on furlough who has the most seniority to take over for the qualified employee within six (6) weeks of production following the start of the assignment of the qualified employee to the vacant post. The employee thus recalled must be able to meet the normal requirements of the job, in accordance with articles 8.02 and 8.05 c). He shall then be trained to perform the necessary work.

4.	The qualified employee shall resume his place on the recall list when the employee with the most seniority is able to perform the job satisfactorily.

5.	If there is no qualified employee on furlough, the employer shall recall the employee who has the most seniority, in accordance with Article 8.02 and 8.05 c).

6.
The employee affected by a furlough shall be reinstated in the job that he used to hold before the furlough, with no posting, provided that the job reopens within two (2) years following the furlough and the employee has not obtained another regular job in accordance with the procedure for posting of vacant jobs.

8.09	Change in address and phone number

It shall be the sole responsibility for all employees to notify the Employer in writing of any change in address and phone number.

8.10	Function outside of accreditation unit

If an employee is promoted or transferred to a job out of the negotiation unit, consequently, he must be excluded from the negotiation unit. That employee shall keep the seniority acquired at the job whence he is transferred and it shall be credited to him when he returns to work in the negotiation unit.  This privilege shall end one (1) year after the start of his assignment to a function outside of the negotiation unit.

ARTICLE 9 - AUTHORIZED LEAVE

9.01	A leave without pay for a duration not exceeding one (1) day may be granted to any employee by his supervisor.

9.02	At the request of an employee, the employer may authorize a leave without pay of a longer duration.

9.03
No leave without pay shall be granted if the absence of the employee harms the needs of production and/or when it causes additional expenses for the Company.  This clause shall not apply to the officers of the Union when they must be absent for Union business.

9.04	Absences to attend to union business

A maximum of three (3) employees who have been elected or named by the union to attend a union convention or for a union business meeting shall receive a leave without pay for that purpose.  The union shall inform the Company one week in advance of the name of the delegates, who, except for the president, must represent different departments.

However, except for the president, those said employees may not be absent for a period of more than ten (10) business days within the same year. It is agreed that that time limit shall not apply for meetings of arbitration, preparation and presentation of cases to the C.S.S.T [Commission de la Santé et de la Sécurité du Travail - Occupational Health and Safety Commission] or to the negotiation period.

9.05	Leave to work full-time for the union

The company shall grant permission to be absent without pay for a maximum period of one (1) year to an employee to allow him to work for the union.  The employee must so request in writing at least one (1) month in advance if possible and his request must first be approved by the union.

9.06	It is agreed by the Union that the number and the duration of such absences shall not have unreasonable frequencies.

9.07	Failure to return after a leave:

Any authorized leave shall be given in writing and none of those leaves may affect the seniority rights of an employee when they are used for the purpose for which they were granted, provided that he return to work at the end of his leave.  A copy of this authorization shall be given to the Union delegate.

ARTICLE 10 - OCCUPATIONAL SAFETY AND HEALTH

10.00	The Company shall provide free of charge the following means of individual protection:

- Safety gloves

- Safety glasses without prescription

- Safety shoes

- Hearing protector

or any other equipment considered necessary by the joint Health and Safety Committee.

10.01	The Company and the Union agree that they mutually wish to maintain high standards of safety and hygiene in the establishment.

10.02	a) The employer shall take the necessary measures to protect health and to ensure the safety and physical integrity of its workers.

b) The union shall cooperate with the employer in the efforts for prevention of accidents.

c) If the members of the joint health and safety committee do not agree on the choice of the equipment to be worn, the parties shall enlist an inspector of the C.S.S.T in order to settle the dispute.

10.03	The Company agrees to continue to get the employees the safety equipment necessary for their protection against hazardous working conditions.

Employees who must wear sight-adjusted safety glasses shall be entitled to those safety glasses, which they must wear at work. The responsibility for the employer shall be limited to reimbursing up to a maximum of two hundred dollars ($200.00) per period of (2) years after verification of the prescription and approval of the bill.

10.04
There shall be a health and safety committee made up of two (2) representatives of the employer and two (2) representatives of the workers chosen by the union. The committee may enlist the services of a secretary, who shall not have any voting right. The committee shall meet every two months. If necessary and after mutual agreement between the union and the employer, the committee may meet more frequently.

The Committee shall be informed as soon as possible of all serious accidents that occur and in the event of major risks and a member representing each party shall investigate into the nature and the causes of the accidents.

The Company shall continue its policy to help an injured employee to fill out his accident notice and request for benefits from the Occupational Health and Safety Commission in accordance with the law.

10.05	Pay for the day on which an employee is injured:

An employee injured in a work accident shall receive pay for the time lost on the day when he is injured, at his regular daily salary, including any applicable shift or overtime bonus.

Pay for 14 days following the start of the disability:

The employer shall pay to the worker who has suffered an occupational injury—if that worker become unable to do his job because of his injury—the part of the salary stipulated in the Law on work accidents and occupational illnesses for each day or part of day when that worker would have normally worked, were it not for his disability, during the fourteen (14) complete days following the start of his disability.

10.06
The Company shall provide transportation and pay for the time spent, by the employees during the regular work hours, on medical care necessitated by an occupational illness or work accident, on the day when they are injured.

Transportation shall be understood to mean transportation from the factory to the hospital, from the hospital to the factory or to the employee's residence if the factory is closed, insofar as the employee is unable to drive himself.

10.07
When an employee is injured while he is at work for the Company and he is absent from his job for more than two (2) weeks because of that accident or illness, the Company shall advance to him each week, if the employee so requests, an amount of money equivalent to the payment that the employee should receive each week from the Work Health and Safety Commission or health insurance, until the time when one of them starts to pay, or until the time when he returns to work, unless the claim is litigious or is disputed by the Employer, and in all cases, for a maximum period of six (6) months.

It is understood that those advances, made by the Company, shall be treated at all times as a debt toward the Company and that employee must reimburse the Company, whether or not he receives payment from the Work Health and Safety Commission or the health insurance, and, at the latest when he receives the amounts that are owed to him by the Work Health and Safety Commission or the health insurance.

10.08
The Company shall inform its newly hired employees of the normal risks inherent in their work and the nature of the goods manufactured or handled, as it understands such risks. An employee shall not be required to work under dangerous or unhealthy conditions beyond the risks in the operation.

10.09	Any new employee or any employee transferred to a new classification shall be advised of the safest way to perform his tasks.

10.10	The first aid equipment shall be placed at the disposal of the employees on the Company's premises during all work hours by the Company.

10.11
One employee per shift shall receive, at the expense of the Company, training in first aid equivalent to that of the St-Jean emergency medicine technicians in order to be used in the work place if need be.

10.12
Any medical examination required by the employer at the time of an occupational illness or work accident shall be done in the office of the doctor whom it chooses during normal work hours, with no loss of salary. All expenses incurred for those examinations shall be the responsibility of the employer.

The employer shall treat the doctor's report with discretion and shall submit a copy of it to the employee in accordance with the provisions of the Personal Information Protection Act.

10.13	The Company agrees to inquire into the source of all hazardous work conditions identified by the safety committee.

10.14
No employee shall be required to work alone. Moreover, wherever the practice poses a risk to his health and safety beyond the risks normal to the operation, no employee shall not be required to work in an isolated place.

ARTICLE 11 - BULLETIN BOARD

11.01	The Company agrees to provide the Union with a board inside the establishment for posting union notices and official documents approved beforehand by the Company.

ARTICLE 12 - COPIES OF AGREEMENT - POCKET FORMAT

12.01
The employer and the union want the provisions of this agreement and the rights and obligations that result from it to be familiar to each employee. The employer shall have the collective agreement printed in pocket format and distribute it to all its employees and to the union within three (3) months after the date of its signing and, thereafter, to all its new employees. A copy in PDF format shall also be given to the union.

If the employer is unable to observe the time frame indicated above, photocopies of the collective agreement shall be distributed to the employees.

ARTICLE 13 - UNION DELEGATES

13.01
When an authorized union delegate, who is not an employee of the Company, wishes to speak with the representatives of the local union in the establishment about a grievance or another official union matter, he must inform the representative of the employer, who shall then call the representatives of the local union to the office, where they may confer privately. Those conversations shall be arranged so that they do not harm production.

In view of the responsibility of the president of the union, he shall be excluded from the evening and night shifts. However, that arrangement shall not guarantee his job.

Negotiation committee

A maximum of three (3) employees, on the negotiation committee, shall be paid at their regular hourly salary rate for the time devoted to negotiations that corresponds to their regular work hours, insofar as those employees are selected among the active labor of the Company.

The Company shall pay until the process of conciliation begins for the negotiations.

ARTICLE 14 - GRIEVANCE COMMITTEE AND DELEGATES

14.01
The Union shall designate in writing, to management, the members of the grievance committee and the shop delegates. There must be one delegate per twenty-five (25) employees and a minimum of one (1) delegate per shift.  For purposes of meetings with the representatives of management, the grievance committee shall not include more than two (2) members designated by the union as well as the representative of the international union.  The members of the grievance committee shall not lose any salary for time spent attending meetings scheduled with the representatives of management during the regular work hours.

14.02
If, for the needs for his function, a delegate or a member of the grievance committee must be absent from his job or his department, he must first receive permission for that from his supervisor, which permission must not be refused without reason, and he must not suffer any loss of salary for time spent fulfilling his functions during his regular work hours.

ARTICLE 15 - HANDICAPPED EMPLOYEES

15.01
Should it eventuate that employees suffer injuries at work or they contract occupational illnesses during their employment and they subsequently become physically handicapped as a result thereof, the Company shall endeavor, as far as possible, to give the handicapped employees a suitable job insofar as such a job is available.

ARTICLE 16 - UNINTERRUPTED PRODUCTION

16.01
The parties to this agreement agree that, during the term of this agreement, there shall be no work stoppage (lockout), strike, slowdown or other work stoppage or no interference with the work that might cause an interruption in production. The Union and the employees of the Company agree not to involve the employees of the Company or the Company itself in any dispute that might occur between any other employer and the employees of such other employer.

ARTICLE 17 - WORK HOURS

17.01	The work week shall be forty (40) hours.

17.02	Definition of a workday:

The basic workday shall be eight (8) consecutive hours of work during a twenty-four (24) hour period, interrupted only by the established meal period.

Work hours:

Day shift:

7:30 a.m. to 11:30 a.m. and from 12:00 noon to 4:00 p.m. for the first group of employees.
7:30 a.m. to 12:00 noon and from 12:30 p.m. to 4:00 p.m. for the second group.

Evening shift:

4:00 p.m. to 8:00 p.m. and from 8:30 p.m. to 12:30 a.m.

The employer shall designate the employees for the first and the second dinner on the day shift.

The new work schedule shall take effect when the construction work for expanding the factory is completed and the entire factory is fully functional. The work hours stipulated in Exhibit I to this collective agreement shall be maintained until the application of the new work schedule.

If there are changes in the work hours or the establishment of a third (3rd) work shift, the union shall be so informed in advance so it can inform the employees sufficiently in advance.

17.03	Definition of the work week:

The basic work week shall be composed of five (5) days, from Monday to Friday, inclusive.

17.04	Work shifts and schedules:

When an employee works on one of his days off, he must not be required to take another day off during his regular work week.

17.05	Break:

Between the second and the third hour of each half shift, a ten (10) minute break away from work shall be granted.

Moreover, after every three (3) hours or more of planned overtime, the employee shall be entitled to a break period of ten (10) minutes towards the end of the second (2nd) hour.

17.06	The employees of the day shift shall be entitled to one half hour (1/2) hour for the meal between 11:30 a.m. and 12:30 p.m. when possible.

17.07	Nothing in the preceding paragraphs shall constitute a guarantee of weekly work hours.

ARTICLE 18 - ATTENDANCE ALLOWANCE

18.01
If an employee reports to work at the start of his regular shift without having been advised at least two (2) hours before the start of his shift not to come in, he must be paid the equivalent of four (4) hours of work at the regular rate provided that that obligation on the part of the Company shall not apply if the lack of work is due to conditions outside the Company's control, or if the employee returns to his work before being so advised, following an absence of more than three (3) days due to an illness or an accident.

In the cases when it is a situation out of the Company's control, the Company shall endeavor to so notify the employees if that is possible.

18.02	Payment for call to work:

Any employee who is specially called to work at any time after he has completed his work hours may finish his work when the emergency is finished but he shall receive a minimum of four (4) hours of pay, but never less than four (4) hours of pay at regular time.

ARTICLE 19 - SALARY AND CLASSIFICATIONS

19.01	An employee governed by this collective agreement shall be paid in accordance with:
Exhibit A-1
or
Exhibit A-2 only if he meets the conditions specified in the first paragraph of Article 19.06.

19.02
When the employer creates a new classification, it shall meet with the union to negotiate the hourly rate taking into account the salary rates of this agreement. If there is disagreement as to the hourly rate, the employer shall determine the rate and the union may challenge the new rate through the procedure for settlement of grievances.

19.03
When a new employee has completed his probation period, he shall then be compensated in accordance with the provisions of article 19.05 (1). Thereafter, his hourly rate shall be raised pursuant to the methods defined below.

19.04
An employee who has not yet reached the maximum rate of his classification shall receive a raise of $0.50 per hour every four (4) months until his hourly rate corresponds to the maximum rate of his classification.

19.05
An employee who gets a position shall be compensated in the following manner and in accordance with Exhibit A-1 or, if he meets the conditions specified in the first paragraph of Article 19.06, in accordance with Exhibit A-2:

1. An employee whose seniority is less than (2) years shall receive the maximum rate of the job minus the two following amounts: $0.50 and $1.50 per year of seniority less than two (2) years and calculated pursuant to the wage progression defined in 19.04. That rate shall be always equal to or greater than the minimum rate for the job.

2. An employee who has two (2) years of seniority or more shall receive the maximum rate for the job minus $0.50.

3. An employee who has two (2) years of seniority or more and who has already been compensated at the maximum rate for the job shall be compensated at the maximum rate for the job.

19.06	Maintenance of rights acquired on May 31, 2005:

An employee who, as of May 31, 2005, occupied a job of roller or assembler and who, as of May 31, 2005, was already being compensated at a rate higher than the rate of Exhibit A-1 at June 1, 2005, shall be compensated at the rate stipulated for his job in Exhibit A-2 and the provisions of article 19.05.

When that employee changes jobs, he shall then be compensated in accordance with the rates stipulated for his job by Exhibit A-1.

ARTICLE 20 - TEMPORARY TRANSFER

20.01
If an employee is required to work in a category other than that of his classification for a complete half-day (4 hours) or more, he shall receive the rate of the job or his regular rate, whichever is the higher rate.

An employee who works overtime in a classification higher than his own shall be compensated at the rates of that higher classification for every hour of overtime work.

In order to be able to evaluate the experience of an employee, the time spent working in a job other than his own shall be counted as experience in his own specialty.

ARTICLE 21 - OVERTIME

21.01	Hours worked in excess of eight

The Company shall pay an employee one and one half (1-1/2) his regular hourly rate for all hours worked in addition to eight (8) hours per day for the first four (4) hours of overtime, that same day, and two (2) times his regular rate, for the hours exceeding four (4) hours that same day.

21.02	Saturdays and Sundays

The Company shall pay one and one half (1-1/2) the regular hourly rate for the first ten (10) hours worked on Saturdays and double time for the excess of ten (10) hours on Saturdays and for work done on Sundays, except when it concerns work performed at the end of the employee's regular shift.

21.03
Any overtime work shall be voluntary. However, it is agreed that the employees of technical or trade classifications recognized by the Minister of Education may be required to work a number of overtime hours not exceeding six (6) hours per normal work week. However, the employee may refuse those overtime hours for a serious and valid reason. All overtime hours exceeding those six (6) hours shall be worked on a voluntary basis.

21.04	Distribution of overtime

The Company must normally give a notice of overtime work five (5) hours in advance. However, that does not rule out the possibility of overtime worked on shorter notice:

1. When the need for working overtime is not known in advance.

2. When the employee concerned agrees to work that overtime.

The occasions of overtime shall be allotted to those who hold the job in which overtime is required. If they are not available, the Company shall select, among the employees with more seniority, those who have already demonstrated their qualifications, in the factory in accordance with article 8.01, to do the required work.  Of course, overtime shall always be worked on a voluntary basis.

Employees who do not wish to be called shall so notify the Company, in writing, on a form provided for that purpose and they may revoke that written notice on a form provided for that purpose.  The Union shall receive a copy of those notices.

ARTICLE 22 - SHIFT BONUS

22.01	Evening shift:	$0.60 until May 31, 2013
$0.65 thereafter

Night shift:	$0.60

Generally, in the eventuality of a second or third shift, the employee with the most seniority shall have the priority to post his name to the shift of his choosing, if an opening occurs.

ARTICLE 23 - STATUTORY DAYS OFF

23.01	The following days shall be recognized as paid days off:

New Year's Day
The day after New Year's Day
Good Friday
Easter Monday
Victoria Day or La Fête de Dollard des Ormeaux
St-Jean Baptist
Confederation

Labor Day
Thanksgiving
Christmas Eve
Christmas Day
The day after Christmas Day
The day after New Year's Day
One floating day may be taken between Christmas and New Year's Day.

23.02
When one of the holidays mentioned above falls on a Saturday, the day off shall be granted on the preceding Friday; when one of these holidays falls on a Sunday, the day off shall be granted on the following Monday.

23.03	For each of the days off indicated above, every employee shall receive eight (8) hours of pay at his regular rate, including any applicable bonuses.

23.04	An employee who works on one of the days off indicated above shall receive pay at double his regular hourly rate, in addition to his holiday pay.

23.05
To be entitled to pay on the days off indicated above, the employee must have worked at least eight (8) hours the day preceding and following the day off; except for an absence due to vacation, death, illness and/or accident not exceeding two (2) weeks, jury duty, as well as the authorized day off and/or furlough not exceeding two (2) weeks before the day off.

However, in the event that the company must recall some employees on furlough, the day after a holiday indicated above, those employees shall receive payment for the day off preceding their return in order to obtain full pay for their first work week.

23.06	Should it eventuate that one of the paid holidays listed above falls during the employee's vacation, he must be paid for the days off in addition to his vacation pay.

ARTICLE 24 - VACATION

24.01	Each employee shall be entitled to paid annual vacation, in accordance with the length of his service, as stipulated in this collective agreement.

24.02	An employee who has not completed ten (10) months of continuous service as of May 1st of each year shall be entitled to paid vacation pursuant to the Regulations on Work Standards.

24.03
An employee who, as of May 1st of each year, has completed ten (10) months of service but less than four (4) years shall be entitled to ten (10) days of paid vacation. The vacation pay shall be 4% of the employee's gross salary.

24.04
An employee who, as of May 1st of each year, has completed four (4) years of service or more shall be entitled to fifteen (15) days of paid vacation.  The vacation pay shall be 6% of the employee's gross salary.

24.05
An employee who, as of May 1st of each year, has completed ten (10) years of service or more shall be entitled to twenty (20) days of paid vacation.  The vacation pay shall be 8% of the employee's gross salary.

24.06
An employee who, as of May 1st of each year, has completed twenty-one (21) years of service or more shall be entitled to twenty-five (25) days of paid vacation.  The vacation pay shall be 11% of the employee's gross salary.

24.07	In this section, gross income means the amount of gross income, as indicated on the statements of the previous year.

24.08	The Company must make a separate check for the vacations of employees.

24.09	Timing of time off and its distribution:

a) The annual vacation period shall be from May 1st to April 30th of each year.

b) The employer agrees to close its factory during the two (2) weeks of summer vacation of the construction industry in Quebec insofar as the dates of that vacation are known at the latest on the first (1st) of December of the previous year. If not, the employer agrees to close its factory during the last two (2) full weeks of July.

c) All employees must take their vacation during the two (2) weeks of summer vacation stipulated in the preceding paragraph, except after agreement between an employee and the employer.

d) The employees whose vacation are longer in duration than that of the closing of the factory shall have until April 15th in which to inform the employer of their vacation preferences.

e) The preference, as to vacation dates, shall be granted to the employees on a seniority basis and by classification and taking into account the requirements and the efficiency of operations. The employer reserves the right to determine the number of employees who may leave at the same time.

f) An employee who has completed ten (10) years of service or more as of May 1st of a year shall be entitled to a third week of vacation immediately preceding or following the closure period, taking into account the other provisions of article 24. The employer shall grant this privilege to ten percent (10%) its total workforce at a time.  For the purposes of this article, the total workforce shall include all employees of the company on May 1st of a year, except for the employees on furlough and students hired for vacation replacement.

g) The employer shall post the annual vacation list at the latest on May 15th of each year.

h) The vacation shall not be cumulative and must be taken within twelve (12) months after the end of the year of reference. For the purposes of application of article 24, the year of reference shall be a period of twelve (12) consecutive months extending from May 1st to April 30th.

i) If, at the end of the twelve (12) months that follow the end of a year of reference, the employee is absent due to illness or accident that occurred before his vacation period, the Employer may, at the employee's request, carry over the annual leave to the following year. If the annual leave is not carried forward, the Employer must pay the annual leave compensation to which the employee is entitled.

ARTICLE 25 – BEREAVEMENT LEAVE

25.01	An employee may be absent from work for five (5) days, without loss of salary, at the time of the death or the funeral of his spouse, child, father or mother.

An employee may be absent from work for three (3) days, without loss of salary, at the time of the death or the funeral of his brother, sister, father-in-law, mother-in-law, brother-in-law, sister-in-law or grandchild.

An employee may be absent from work for one (1) day, without loss of salary, at the time of the death or the funeral of his grandfather, grandmother, daughter-in-law or son-in-law.

The employee may also be absent for one (1) other day, without loss of salary, if the bereavement leave causes him to travel a distance greater than 250 kilometers from his work place.

If there is cremation, days may be saved, as of the periods mentioned in the preceding paragraphs.

The employee must notify the employer of his absence as soon as possible and, when required, he must provide the employer with proof of death.

ARTICLE 26 - INSURANCE PLAN

26.01	The group health and wellbeing insurance that appears in Exhibit “B” to this agreement shall be maintained for the term of this agreement.

26.02	The Company agrees to pay 100% of the cost of that insurance.

ARTICLE 27 - TRAVEL AND INSURANCE EXPENSES

27.01	Normally, the Company shall pay, at the applicable rate, the time devoted to travel in the case of an employee who must travel to do work requested by the Company.

An employee who uses his own car to travel outside of Granby, at the request of the Company, shall be reimbursed for his travel expenses pursuant to the rates used by the Company.

ARTICLE 28 - TECHNOLOGICAL CHANGES

28.01
If the existing jobs are modified as a result of technological changes, before making the said changes and applications of those operations, a written notice shall be given to the Union or the parties shall meet to negotiate the conditions and the salary rate of the job concerned, taking into account the salary rates of this agreement.

The Company must provide a schedule of reclassification of the employees displaced from their job as a result of technological changes.

To the full extent possible and taking well into account the seniority provisions of this agreement, the Company must give new training to each employee displaced by technology, for a job that he wishes to learn and that he is able to learn after a reasonable training period.

If, after that training period, the employee cannot be qualified or refuses that new job, the Company shall assign the employee to another function that he is able to perform.

ARTICLE 29 - TERM OF AGREEMENT

29.01	Letters of understanding:

It is agreed between the parties that all the letters of understanding shall be an integral part of the collective agreement.

29.02	This agreement shall take effect on the day it is signed and shall end on May 31, 2015. The provisions of this agreement shall remain in force until the signing of the new agreement.

29.03	The parties may by mutual agreement, during the term of the agreement, negotiate and make any change to the agreement that they consider necessary for their interests.

IN WITNESS WHEREOF, the parties to the agreement have caused this document to be signed by their legally authorized representatives in Granby, Quebec province.

This 26TH day of November 2010

STEELWORKERS UNION LOCAL 9414	TRANSFORMATEURS PIONEER LTÉE Granby, Québec

Apéleté Adoukonou	Raymond Haddad

Mathieu Dufresne	James Wilkins

Stéphane Houle	Guy Beaudoin

Martin Courville

Exhibit A-1 - Classifications and salary rates

Classification	Class	November 26, 2010		June 1, 2011		June 1, 2012		June 1, 2013		June 1, 2014
		Min.	Max.	Min.	Max.	Min.	Max.	Min.	Max.	Min.	Max.
Tester	2	20.04	23.04	20.55	23.55	21.08	24.08	21.69	24.69	22.43	25.43
Electrical engineer	2	19.97	22.97	20.49	23.49	21.02	24.02	21.62	24.62	22.36	25.36
Spooler	3	19.36	22.36	19.86	22.86	20.38	23.38	20.96	23.96	21.68	24.68
Tanker	3	19.11	22.11	19.61	22.61	20.12	23.12	20.69	23.69	21.41	24.41
Forklift Operator	3	18.79	21.79	19.28	22.28	19.78	22.78	20.35	23.35	21.05	24.05
Warehouse worker	4	18.23	21.23	18.70	21.70	19.19	22.19	19.75	22.75	20.43	23.43
Finishing Coremaker Welder Assembler	4	18.05	21.05	18.52	21.52	19.01	22.01	19.56	22.56	20.23	23.23
Roller Insulation cutter Day Laborer	5	16.71	19.71	17.15	20.15	17.60	20.60	18.12	21.12	18.75	21.75
Minimum rate of hiring	6	16.71		17.15		17.60		18.12		18.75
Student rate	7	12.00		12.27		12.55		12.86		13.25

Shift chief bonus: $0.50 in addition to the employee's hourly rate

Exhibit A-2 – Classification and salary rate – Employees covered under Article 19.06

Job	Class	November 26, 2010		June 1, 2011		June 1, 2012		June 1, 2013		June 1,. 2014
		Min.	Max.	Min.	Max.	Min.	Max.	Min.	Max.	Min.	Max.
Assembler	4	19.06	22.06	19.55	22.55	20.06	23.06	20.64	23.64	21.35	24.35
Roller	5	18.65	21.65	19.14	22.14	19.64	22.64	20.20	23.20	20.90	23.90

EXHIBIT A (continuation) - INCREASE IN SALARY RATES

Salary raises for the term of the collective agreement shall be as follows:

November 26, 2010:	the maximum rate of Exhibit A-1 and A-2 of the agreement expiring on May 31, 2010 are raised by 4.0%.
June 1, 2011:	the maximum rate of Exhibit A-1 and A-2 of November 26, 2010 of this agreement are raised by 2.25%
June 1, 2012:	the maximum rate of Exhibit A-1 and A-2 of June 1, 2011 are raised by 2.25%
June 1, 2013:	the maximum rate of Exhibit A-1 and A-2 of June 1, 2012 are raised by 2.5%
June 1, 2014:	the maximum rate of Exhibit A-1 and A-2 of June 1, 2013 are raised by 3%

The minimum rate of a job is equal to the maximum rate of that job minus $3.00. The minimum rate of hiring is equal to the minimum rate of class 5, except for testers and electrical engineers, whose minimum rate is that of their respective jobs. Article 19.06 specifies the conditions necessary for obtaining the salary rates of Exhibit A-2.

EXHIBIT B – GROUP INSURANCE PLAN

➢	Life insurance:	$30 000.

➢	Accidental death and loss of limb:	$30,000.

➢	Life insurance of the wife:	$2,000.

➢	Life insurance of a child:	$1,000.

➢	Hospital room:	semi-private

➢	Ambulance

➢
Prescription drugs: Deductible of $25.00 per year for a single employee. Deductible of $50.00 per year for an employee with dependants. 80% of the cost of all prescription drugs exceeding the deductible amount per year shall be reimbursed to the employee upon presentation of suitable receipts.

A direct payment card shall be provided to the employees for purchasing prescribed drugs.

Drugs must be generic when those are available in pharmacy. If there is no generic drug, the drug prescribed is subject to reimbursement in accordance with the provisions of the insurance policy.

➢	Private nursing care:	maximum $10,000 per 12 months

➢	Physical therapy

➢	Hospital and medical care outside of the province: reasonable expenses in excess of the rates of the R.A.M.Q. [Régie de l'assurance maladie du Québec]

➢	Prostheses:	up to 80%

➢	Chiropractor and podiatrist:	$15.00 per visit - maximum 20 visits

WEEKLY BENEFITS

DISABILITY

The amount of the weekly benefits must be the equivalent of 66 2/3% of the weekly salary of the employee, up to the maximum paid by the Unemployment Insurance Commission and payable on the first day, in the case of an accident, and the fourth day in the case of an illness, up to fifteen (15) weeks during any continuous period of an disability.

If the disability is longer in duration, the employee must apply to the Unemployment Insurance Commission for another period of fifteen (15) weeks.

If, after those periods, the employee is considered to have reached total disability, being unable to do his job at the employer or elsewhere, he shall be eligible for benefits of $1,200.00/month maximum up to 65 years of age.  However, it is understood that those benefits shall be reduced if the employee is eligible for other benefits from other sources.  In this paragraph, the “weekly salary of the employee” must be the amount obtained by multiplying the employee's regular hourly rate by 40.

COMMENT

The Company intends to record this plan with the Unemployment Insurance Commission. The Union and its members waive all deductions to which they might be entitled because of the recording of this plan as benefits accrued under the group Insurance Plan.  This is an overview of the benefits to which you are entitled.  All the rights relating to the benefits of a member are governed exclusively by the universal policy issued by the Insurance Company.

EXHIBIT C - LETTER OF UNDERSTANDING – EDUCATION ASSISTANCE

To follow up on our last negotiations, we want to confirm our intention to apply the program of education aid, currently into force for executive employees (salaried employees), to the employees of the Negotiation Unit.

By this policy, when the Company accepts an employee's course or program of studies that is being taken at the same time as the employee continues to work full-time, it shall reimburse him half of the expenses of such program or course at the time of enrollment and half after, insofar as he has successfully completed that course or that program.

EXHIBIT D - LETTER OF UNDERSTANDING - SUBCONTRACTING

The Company agrees to keep the Union informed as soon as possible of the tasks normally performed by unionized employees that may be subcontracted.

Barring extraordinary circumstances for which the burden of proof shall be borne by the employer, the subcontracting of work shall not cause any furloughs and shall not prevent recalls to work if the equipment and the materials are available.

EXHIBIT E - JOB HOLDER

For purposes of interpreting this collective agreement, job holder shall be understood to mean a person who has gotten the job through posting or by transfer due to a furlough.

EXHIBIT F - PENSION PLAN

Starting on June 1, 1989, the Company introduced a pension plan whose principal details are as follows:

Initial Investment:	The pension plan is paid in major part by the Company. The employee contributes 2% of his gross salary to this plan.
Eligibility:	All employees shall joint the plan when they enter as unionized hourly employees at the factory in Granby.
Past Service:	A credit of one (1) year shall be granted for each year counted.

Annuity:
The monthly pension annuity at the normal age of retirement shall be $28.00 per year counted for an employee who takes his retirement after the date the agreement is signed and before June 1, 2013.
The monthly annuity shall be $29.00 per year counted for an employee who takes its retirement as of June 1, 2013.

Retirement age:	The minimum age of admissibility for retirement shall be 65 years.
Early retirement:	An employee who takes his retirement when he is 63 years of age or older shall be entitled to an immediate annuity with no actuarial reduction.

METHODS OF SERVICE OF ANNUITY

If you have no spouse

You will receive a simple life annuity.  That annuity will be paid to you every month until your death.  The monthly payments will start as of your retirement date and will stop only after your death.  In addition to the simple life annuity, you may choose one or the other of the service methods described below.

If you have a spouse

You may opt for a reduced joint/survivor annuity.  In that case, the annuity will be paid to you every month until your death, after which, your spouse will receive a monthly annuity corresponding to 60% of the annuity that you were receiving, until the death of your spouse.  The amount of your annuity will be lower than that of a simple life annuity to compensate for the larger number of payments that may be made to your spouse.

Option of five-year guaranteed life annuity:

You may choose another annuity service method.  If you have a spouse, you must obtain his/her written consent. If you opt for this method, the amount of the annuity that you will receive will be adjusted by actuarial calculations.

The five-year guaranteed life annuity pays an amount until your death and is accompanied by a five-year minimum guaranty period.  If you die before the end of that period, the monthly payments will go to your spouse or to your beneficiary until the end of the guaranteed period. If your death occurs after the period has ended, the payments will stop.

Only one of the options indicated above may be selected and that choice must be made before the employee's retirement.

The amount of pension payable pursuant to one of the two (2) options shall be the actuarial equivalent of the regular pension that is to be paid. The entirety is in accordance with the actuarial methods and assumptions adopted specially for this plan by the Company under the advice of an actuary.

RETIREMENT ALLOWANCE AT SIXTY (60) YEARS AGE

An employee who takes his retirement on the first day of the month coinciding with his sixtieth (60th) birthday or the next month shall receive a retirement allowance payable in the form of a single flat-rate amount of ten thousand (10,000) dollars.

In order to receive this retirement allowance, an employee must notify the employer in writing at least three (3) months before the date of his retirement.

The retirement allowance shall be deposited directly into the employee's registered pension savings plan when the employee authorizes the employer to transmit that amount tax free to the employee's personal retirement account.

This retirement incentive allowance shall be discontinued at the date this agreement is signed, except for Mr. Hermann Breton and Mr. François Duval.

EXHIBIT G - LETTER OF UNDERSTANDING - STUDENTS

Students hired temporarily for replacement of vacations or other absences or to deal with a surplus of work shall not obtain the seniority status as defined in article 8.03. The duration of the work of the students may be less than forty (40) hours per week.

The hourly rates of the students are indicated to Exhibit A-1. They are not eligible for any other benefit or direct or indirect compensation.

A student who, for any reason, does not return to school shall be considered to have resigned from his job and he must then, if he so requests and if the employer decides to hire him again, acquire his seniority pursuant to the provisions of article 8.03.

The employer generally does not assign a student to a production job regularly. The role of the student consists primarily of helping the regular employees to do their jobs.

To the extent possible, before assigning a student on the day shift to a full-time job that he is able to do satisfactorily, the employer shall first offer the job to an employee who occupies the same job on the evening shift.

EXHIBIT H - LETTER OF UNDERSTANDING – TRAINING

The parties agree to form a joint training committee to promote the training of the employees. External advisers shall be enlisted to facilitate the achievement of the goal.

EXHIBIT I - LETTER OF UNDERSTANDING - COMPRESSED SCHEDULE

It is understood that the compressed work schedule described in this letter of understanding shall remain in force until the new work schedule takes effect. Consequently, this letter of understanding shall end when the new schedule takes effect.

Moreover and notwithstanding any other provision of this collective agreement, it is agreed that every hour worked on the second shift shall be compensated at the regular hourly rate without any overtime bonus, unless an employee has already completed a normal work day on the day shift.

Lastly, and notwithstanding any other provision of this collective agreement, it is also agreed that the payment of vacation or days off authorized and paid shall be done as follows: the employee shall be paid for the number of regular hours that he would have normally worked pursuant to his regular schedule for the days off or vacation, insofar as he meets the requirements stipulated in articles 23 and 24.

Monday through Thursday:

➢	Work hours:	4:50 p.m. to 01:30 a.m.
➢	Unpaid meal:	9:00 p.m. to 9:30 p.m.
➢	Breaks:	2

Friday only:

➢	Work hours:	4:50 p.m. to 12:30 a.m.
➢	Meal not paid:	21:30 p.m. to 10:00 p.m.
➢	Breaks:	1 single break before supper.